Exhibit (a)(16)




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From:         Erb, Richard
To:           [Name]
Subject:      Offer to Exchange Stock Options for Restricted Stock

     Note: In order to conserve space at the top of this email and maintain the confidentiality of the addressee list, you have been sent a blind copy. The letter is intended for each person receiving a blind copy.

This is to remind you that the exchange offer expires at midnight, Eastern time, on Friday, July 13, 2001. On June 27, 2001 you were sent a revised Letter of Transmittal containing a corrected value for the September 9, 1993 Arvin stock option grant. As of this morning, we have not received your completed/signed Letter of Transmittal with the corrected numbers set forth on page 6. If you still wish to participate in the offer, please complete pages 6 and 7, and return them to me at the ArvinMeritor address on the first page of the Letter of Transmittal or fax a completed copy to me at 248-435-1410, even if you have previously tendered some or all of your eligible options. Feel free to email or call Rob Slone at 248-435-1210, Bonnie Wilkinson at 248-435-0762, or me about any questions you may have concerning this tender offer.



Dick Erb
Director, Executive Compensation
ArvinMeritor, Inc.
2135 W. Maple Road
Troy, MI  48084
Telephone:  248-435-2280
Fax:  248-435-1410
e-mail: Richard.Erb@ArvinMeritor.com